Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-270369) and Form F-3 (No. 333-259716) of our reports dated September 6, 2024 with respect to the consolidated financial statements of Sasol Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG Inc.

Johannesburg, Republic of South Africa

September 6, 2024